Exhibit (g)(1)

DRAFT

FORM OF INVESTMENT ADVISORY AGREEMENT

This Agreement (“Agreement”) is made this                    , 2014, by and between POLIWOGG REGENERATIVE MEDICINE FUND, INC., a Maryland corporation (the “Company”), and POLIWOGG ADVISERS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized corporation that will operate as a closed-end, externally managed, non-diversified management investment company and intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Company and the Adviser agree as follows:

1.	Duties of the Adviser.

(a)          The Company retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth, in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement on Form N-2 (File No. 333-194516) initially filed on March 12, 2014 (as the same shall be amended from time to time); (ii) the Investment Company Act, the Advisers Act and all other applicable federal and state laws, rules and regulations, and (iii) the Company’s charter and by-laws as the same shall be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)	execute, close, monitor and service the Company’s investments;

(iv)	determine the securities and other assets that the Company will purchase, retain, or sell;

(v)	perform due diligence on prospective portfolio companies; and

(vi)	provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its assets.

Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or thereafter to refinance existing debt financing, the Adviser will arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act).

(b)          The Adviser accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein. Subject to the requirements of the Investment Company Act, the Adviser is authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition, retention or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(c)          The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)          The Adviser shall keep and preserve for the period and in the manner required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Company. The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to:

(a)	organization of the Company;

(b)	calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm);

(c)	indemnification payments;

(d)	providing managerial assistance to those portfolio companies that request it;

(e)	marketing expenses;

(f)	expenses related to the development and maintenance of the Company’s website;

(g)	fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in connection with monitoring the financial and legal affairs for the Company and in monitoring the Company’s investments, performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating or making investments;

(h)	interest payable on debt, if any, incurred to finance the Company’s investments and expenses related to unsuccessful portfolio acquisition efforts;

(i)	offerings of the common stock and other securities of the Company, including its initial public offering.

(j)	investment advisory fees payable to the Adviser;

(k)	administration fees, expenses and/or payments payable under the Administrative Services Agreement between the Company and Poliwogg Advisers, LLC (the “Administrator”), the Company’s administrator;

(l)	fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors;

(m)	transfer agents, dividend agents and custodial and accounting fees and expenses;

(n)	federal and state registration fees;

(o)	all costs of registration of the Company’s securities with appropriate regulatory agencies;

(p)	all costs of listing the Company’s shares on any securities exchange;

(q)	U.S. federal, state and local taxes;

(r)	independent directors’ fees and expenses;

(s)	costs of preparing and filing reports or other documents required by the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority or other regulators;

(t)	costs of any reports, proxy statements or other notices to stockholders, including printing costs;

(u)	costs associated with individual or groups of stockholders;

(v)	the Company’s allocable portion of fidelity bonds, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

(w)	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

(x)	all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administrative Services Agreement between the Company and the Administrator based upon the Company’s allocable portion of the Administrator’s overhead in performing its obligations under the Administrative Services Agreement, including rent and the allocable portion of the costs of compensation and related expenses of the Company’s chief compliance officer and principal financial officer and their respective staffs.

3.	Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)          The Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s average total assets. The base management fee is payable quarterly in arrears and is calculated based on the average of (1) the value of our total assets, which includes any borrowings for investment purposes, at the end of the current calendar quarter, and (2) the value of our total assets, which includes any borrowings for investment purposes, at the end of the preceding calendar quarter; and appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any share issuances or repurchases, if any, during the current calendar quarter. The base management fee may or may not be taken in whole or in part at the discretion of Poliwogg Advisers. All or any part of the base management fee not taken as to any quarter will be deferred without interest and may be taken in such other quarter as Poliwogg Advisers shall determine. The base management fee for any partial month or quarter will be appropriately prorated (based on the actual number of days elapsed relative to the total number of days in such calendar quarter).

(b)          The Incentive Fee will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement, as set forth below), commencing on [     ], and will equal the lesser of (i) 20% of the Company’s realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees.

(c)          For purposes of determining the Incentive Fee, the Company’s realized capital gains from each investment, expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, shall be compared to a hurdle rate of 6.00% per year. The Company shall only pay the Incentive Fee on any realized capital gains from an investment that exceeds the hurdle rate. Subject to the limitation set forth in Section 3(d) below, the Company shall calculate the amount of the Incentive Fee payable to the Adviser with respect to the Company’s realized capital gains from each investment as follows:

    (i)          No Incentive Fee shall be payable on the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, does not exceed the hurdle rate of 6.00% per year.

    (ii)         As a “catch-up,” the Company shall include in the Incentive Fee 50% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds the hurdle rate of 6.00% per year but is less than a rate of 10.00% per year. The purpose of this Section 3(c)(ii) is to provide the Adviser with 20% of the amount of the Company’s realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

    (iii)        The Company shall include in the Incentive Fee 20% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

(d)          Notwithstanding Section 3(c) above, in no event shall the Incentive Fee for any calendar year exceed 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees. The cumulative aggregate realized capital gains of the Company shall be calculated as the sum of the differences, if positive, between (i) the net sales price of each investment in the Company’s portfolio when sold and (ii) the accreted or amortized cost basis of such investment. The cumulative aggregate realized capital losses of the Company shall be calculated as the sum of the amounts by which (i) the net sales price of each investment in the Company’s portfolio when sold is less than (ii) the accreted or amortized cost basis of such investment. The aggregate unrealized capital depreciation of the Company shall be calculated as the sum of the differences, if negative, between (i) the valuation of each investment in the Company’s portfolio as of the applicable Incentive Fee calculation date and (ii) the accreted or amortized cost basis of such investment.

(e)          The Incentive Fee is not subject to any minimum return to stockholders. If this Agreement is terminated as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying an Incentive Fee.

The following is a graphical representation of the calculation of our Incentive Fee with respect to a single investment:

Examples of Incentive Fee Calculation

Alternative 1:

Assumptions

—	Hurdle rate = 6.00% non-compounded annual rate of return

—	Hurdle rate = (purchase price) x (6% x (days owned/365))

—	Catch-up rate = 10.00% non-compounded annual rate of return

—	Catch-up rate = (purchase price) x (10% x (days owned/365))

—	Year 1: $20,000,000 investment made on March 15 in Company A (“Investment A”), and $30,000,000 investment made on February 1 in Company B (“Investment B”)

—	Year 2: Investment A is sold on September 15 for $25,000,000, and fair market value (“FMV”) of Investment B is determined to be $28,000,000

—	Year 3: FMV of Investment B is determined to be $28,000,000

—	Year 4: Investment B is sold on March 1 for $38,000,000

The Incentive Fee would be calculated as follows:

—	Year 1: None

—	Year 2: Incentive Fee calculation:

¡	Hurdle rate for Investment A = ($20,000,000) x (6% x (550 days / 365))

¡	Hurdle rate for Investment A = $1,808,218

¡	Catch-up rate for Investment A = ($20,000,000) x (10% x (550 days / 365))

¡	Catch-up rate for Investment A = $3,013,699

¡	Incentive fee on Investment A = 20% x $5,000,000 (since the hurdle rate has been satisfied and the catch up has been fully achieved)

¡	Incentive fee on Investment A = $1,000,000

¡	Maximum incentive fee = 20% x (cumulative realized capital gains - (cumulative realized losses + cumulative net unrealized depreciation)) - (previously paid incentive fees)

¡	Maximum incentive fee = 20% x ($5,000,000 - $2,000,000 (unrealized depreciation on Investment B))

¡	Maximum incentive fee = 20% x $3,000,000

¡	Maximum incentive fee = $600,000

¡	Incentive fee paid = $600,000 (because the incentive fee payable on Investment A exceeds the maximum incentive fee, the maximum incentive fee applies)

—	Year 3: None

—	Year 4: Incentive Fee calculation:

¡	Hurdle rate for Investment B = ($30,000,000) x (6% x (1,124 days / 365))

¡	Hurdle rate for Investment B = $5,543,013

¡	Catch-up rate for Investment B = ($30,000,000) x (10% x (1,124 days / 365))

¡	Catch-up rate for Investment B = $9,238,356

¡	Incentive fee on Investment B = 50% x ($8,000,000 - $5,543,013 (since the hurdle rate has been satisfied, but the catch up has not been fully achieved)

¡	Incentive fee on Investment B = $1,228,494

¡	Maximum incentive fee = 20% x (cumulative realized capital gains - (cumulative realized losses + cumulative net unrealized depreciation)) - (previously paid incentive fees)

¡	Maximum incentive fee = (20% x $13,000,000) - ($600,000 (previously paid incentive fees))

¡	Maximum incentive fee = $2,000,000

¡	Incentive fee paid = $1,228,494 (because the incentive fee payable on Investment B does not exceed the maximum incentive fee)

Alternative 2:

Assumptions

—	Hurdle rate = 6.00% non-compounded annual rate of return

—	Hurdle rate = (purchase price) x (6% x (days owned/365))

—	Catch-up rate = 10.00% non-compounded annual rate of return

—	Catch-up rate = (purchase price) x (10% x (days owned/365))

—

Year 1: $20 million investment made on March 15 in Company A (“Investment A”), $30 million investment made on February 1 in Company B (“Investment B”), and $25 million investment made on September 1 in Company C (“Investment C”)

—	Year 2: Investment A is sold on September 15 for $50 million, FMV of Investment B is determined to be $25 million, and FMV of Investment C is determined to be $25 million

—	Year 3: FMV of Investment B is determined to be $27 million and Investment C is sold on December 1 for $30 million

—	Year 4: FMV of Investment B is determined to be $35 million

—	Year 5: Investment B is sold on March 1 for $20 million

The Incentive Fee would be calculated as follows:

—	Year 1: None

—	Year 2: Incentive Fee calculation:

¡	Hurdle rate for Investment A = ($20,000,000) x (6% x (550 days / 365))

¡	Hurdle rate for Investment A = $1,808,218

¡	Catch-up rate for Investment A = ($20,000,000) x (10% x (550 days / 365))

¡	Catch-up rate for Investment A = $3,013,699

¡	Incentive fee on Investment A = 20% x $30,000,000 (since the hurdle rate has been satisfied and the catch up has been fully achieved)

¡	Incentive fee on Investment A = $6,000,000

¡	Maximum incentive fee = 20% x (cumulative realized capital gains - (cumulative realized losses + cumulative net unrealized depreciation)) - (previously paid incentive fees)

¡	Maximum incentive fee = 20% x ($30,000,000 - $5,000,000 (unrealized depreciation on Investment B))

¡	Maximum incentive fee = $5,000,000

¡	Incentive fee paid = $5,000,000 (because the incentive fee payable on Investment A exceeds the maximum incentive fee, the maximum incentive fee applies)

—	Year 3: Incentive Fee calculation:

¡	Hurdle rate for Investment C = ($25,000,000) x (6% x (822 days / 365))

¡	Hurdle rate for Investment C = $3,378,080

¡	Catch-up rate for Investment C = ($25,000,000) x (10% x (822 days / 365))

¡	Catch-up rate for Investment C = $5,630,137

¡	Incentive fee on Investment C = 50% x ($5,000,000 - $3,378,080) (since the hurdle rate has been satisfied, but the catch up has not been fully achieved)

¡	Incentive fee on Investment C = $810,960

¡	Maximum incentive fee = 20% x (cumulative realized capital gains - (cumulative realized losses + cumulative net unrealized depreciation)) - (previously paid incentive fees)

¡	Maximum incentive fee = 20% x ($35,000,000 - $3,000,000 (unrealized depreciation on Investment B)) - ($5,000,000 (previously paid incentive fees))

¡	Maximum incentive fee = $1,400,000

¡	Incentive fee paid = $810,960 (because the incentive fee payable on Investment C does not exceed the maximum incentive fee)

—	Year 4: None

—	Year 5: None

(f)          The Company intends to seek primarily minority equity positions in its portfolio companies. Since the Company expects primarily to make direct minority investments in portfolio companies, neither the Company nor the Adviser may have the ability to control the timing of when the Company realizes capital gains or losses with respect to such investments. The Company expects the timing of such realization events to be determined by its portfolio companies in such cases. To the extent the Company has non-minority investments, or the securities the Company holds are traded on a private secondary market or public securities exchange, the Adviser will have greater control over the timing of a realization event. In such cases, the Board will monitor such investments in connection with the Board’s general oversight of the investment advisory services provided by the Adviser. In addition, as of the end of each fiscal quarter, the Company will evaluate whether the cumulative aggregate unrealized appreciation on the Company’s portfolio would be sufficient to require the Company to pay an incentive fee to the Adviser if such unrealized appreciation were actually realized as of the end of such quarter, and if so, the Company will generally accrue an expense equal to the amount of such incentive fee.

4.	Representation and Covenants of the Adviser; Sole Adviser.

The Adviser represents that it is registered as an investment adviser under the Advisers Act and covenants that it will remain registered as an investment adviser under the Advisers Act so long as the Company maintains its election to be regulated as a BDC under the Investment Company Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.	Excess Brokerage Commissions.

The Adviser is authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

6.	Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, member, officer, employee or agent of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, member, officer, employee and/or agent of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, member, officer, employee or agent of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.	Limitation of Liability of the Adviser; Indemnification.

(a)          The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its sole member and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (each, an “Indemnified Party, and collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the

Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

(b)          The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if the Board determines that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (1) the Indemnified Party shall provide adequate security for his undertaking, (2) the Company shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of the Board who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding (“Disinterested Non-Party Directors”), or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnified Party ultimately will be found entitled to indemnification, or (4) there is not a Disinterested Non-Party Director, Indemnified Party provides the written affirmation referred to above.

9.	Effectiveness, Duration and Termination of Agreement.

(a)          This Agreement shall become effective as of the first date above written.

(b)          This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)          This Agreement may be terminated at any time, without the payment of any penalty, upon not more than 60 days written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Adviser.

(d)          This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(e)          The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof as and to the extent applicable, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

10.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.	Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

13.	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

14.	Effect of Waiver or Consent.

No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

15.	Binding Effect.

This Agreement shall be binding on and inure to the benefit of the parties, and their respective successors and permitted assigns. Except as otherwise expressly provided herein, this Agreement is for the sole benefit of the parties, and no other person shall have any rights, benefits or remedies by reason of this Agreement, nor shall any party owe any duty or obligation whatsoever to any such person (other than another party) by virtue of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Investment Advisory Agreement as of the date first above written.

POLIWOGG REGENERATIVE MEDICINE FUND, INC.

By:
Name:
Title:

POLIWOGG ADVISERS, LLC

By:
Name:
Title: